Exhibit 99.1

Central Garden & Pet Company Announces Fiscal 2015 First Quarter Results

Sales increase 6% to $307 million; Net loss narrows to $0.12 per share

WALNUT CREEK, Calif.--(BUSINESS WIRE)--February 3, 2015--Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, marketer and producer of quality branded products for the lawn and garden and pet supplies markets, today announced financial results for its fiscal first quarter ended December 27, 2014.

The Company reported first quarter net sales of $307.3 million, an increase of $16.8 million or six percent, compared with $290.5 million in the first quarter of the prior year. Both the Pet and Garden segments delivered higher sales. Gross margin of 28.6% increased 120 basis points compared to the prior year as a result of strength in the Pet segment. The Company’s first quarter operating income was $1.1 million, compared to an operating loss of $8.4 million in the first quarter of 2014, an improvement of $9.5 million. Operating margin of 0.4% rose 320 basis points from the prior year period. Increased profitability in both the Pet and Garden segments contributed to the operating income and operating margin improvement. The net loss for the quarter was $5.7 million, or $0.12 per fully diluted share, compared to a net loss of $12.7 million, or $0.26 per fully diluted share in the year-ago period. The Company historically has reported a loss in its first fiscal quarter given the seasonal nature of the lawn and garden category.

“We are beginning to see signs of progress from our efforts to improve our business and better utilize our resources,” said John Ranelli, President & CEO of Central Garden & Pet. “As a result of these efforts, our operations are becoming more efficient and we are executing better.” Ranelli continued, “As we expected, we delivered higher sales, improved gross margin, and lower SG&A expenses in our first fiscal quarter. This follows on the heels of an improved fourth quarter. While we believe the strides we have taken will continue to benefit our results in the future, the next couple of quarters are not expected to have positive comparisons to the prior year. As we previously indicated, our results are likely to be choppy in the near-term, even while we continue to make progress on building our foundation for the long-term.”

As indicated last quarter, the Company believes results for its second and third quarters of 2015 will not exhibit the same year-over year strength as the prior two quarters. The Company currently expects the results for the two quarters to not exceed the prior year, due predominately to factors affecting the Company’s wild bird feed business. Wild bird feed sales and margins are expected to be negatively impacted by lower product pricing, related to lower raw material costs and competitive pressures.

Garden Segment Details

Net sales for the Garden segment were $108.0 million, an increase of $2.1 million, or two percent, due primarily to increased sales of other manufacturers’ products as well as higher fertilizer and controls sales. The strength in the sales of other manufacturers’ products was due in part to increased distribution as well as the timing of certain orders. Partially offsetting the strength in those categories were lower seasonal décor and wild bird feed sales. Wild bird feed sales continued to be impacted by lower sales prices to customers, which were necessitated by a decline in raw material costs. Seasonal décor sales were impacted both by a reduction in less profitable SKUs, as well as shipment delays, due to a supplier change and to port delays. The Garden segment’s branded product sales were $90.3 million in the first quarter of 2015 and sales of other manufacturers’ products were $17.7 million. First quarter revenues for the Garden segment are generally the lowest of any quarter of the year due to the seasonality of the lawn and garden market.

The Garden segment’s operating loss in the quarter improved $2.7 million to $3.5 million, compared to an operating loss of $6.2 million in the first quarter of 2014. Garden operating margin improved 260 basis points, more than offsetting a decline in gross margin, due in large part to lower marketing expenditures and to a lesser extent to lower administration costs. Wild bird feed and grass seed were the biggest contributors to the first quarter operating margin increase, primarily due to lower raw material costs in both businesses as well as a favorable change in the mix of grass seed sales versus the prior year. Profitability in seasonal décor declined, due in part to increased sales of discontinued product inventory.

Pet Segment Results

First quarter net sales for the Pet segment increased $14.7 million, or eight percent, from the same period a year ago to $199.3 million, due in large part to higher sales of other manufacturers’ products as well as higher flea & tick and professional revenues. Sales of other manufacturers’ products increased primarily due to higher dog food and treat sales. Professional revenues benefitted from a shift in timing of sales. The Pet segment’s branded product sales were $146.7 million in the first quarter of 2015 and sales of other manufacturers’ products were $52.6 million.

The Pet segment’s operating income was $20.6 million compared to $14.4 million in the first quarter of 2014. The $6.2 million increase in operating income was largely due to increased sales and improved gross margins. The Pet segment’s operating margin increased 250 basis points, benefitting predominately from higher gross margins across most of the Pet categories. The professional and flea and tick businesses were the largest contributors to the operating margin increase, reflecting a shift in mix towards higher-margin products. The pet nutrition and aquatics businesses experienced lower profitability during the quarter.

Additional Information

At December 27, 2014, the Company’s cash and short-term investments balance was $89.6 million, compared to $30.9 million a year ago. Operating cash flow for the first quarter of 2015 was $15.8 million, compared to $30.0 million in the first quarter of 2014 due to the seasonal build on more normalized inventory levels not required in the prior year. Net interest expense was $10.4 million for the period compared to $12.2 million in the prior-year period, which included a $1.7 million non-cash charge for the write-off of unamortized deferred financing costs related to the Company’s prior revolving credit facility. Depreciation and amortization expense was $8.5 million, compared with $8.3 million in the prior-year period. The Company’s effective tax benefit rate for the first quarter of 2015 was 41 percent on its operating loss, compared with 38 percent for the first quarter of 2014. The income tax benefit rate increase was primarily due to a discrete tax benefit credit received. Total debt at December 27, 2014 was $450.2 million compared to $449.5 million at December 28, 2013. As of December 27, 2014, there were no borrowings outstanding on the Company’s senior secured asset-based revolving credit facility.

During the quarter, the Company repurchased $5.1 million or approximately 583,000 shares of its common stock, under the Board approved share repurchase program. Approximately $45.0 million remains available under the program.

In late January, the Board was notified by Harbinger Group Inc. that it had decided not to pursue the transaction it had previously proposed. Additionally, subsequent to the end of the quarter, the Company called $50.0 million of its 8.25% senior subordinated notes due March 2018 for redemption on March 1, 2015 at a price of 102.063%. The Company expects to record a charge of approximately $1.5 million in its second quarter related to the payment of the call premium and the write-off of unamortized financing costs and to recognize interest expense savings in future quarters. The Company believes that the net interest savings for fiscal 2015 will offset the second quarter charge.

The Company will not be hosting a conference call this quarter.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, SMART SEED® and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and OVER-N-OUT®; and decorative outdoor patio products under the PENNINGTON ® brand. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC SYSTEMS®, AQUEON® and ZILLA®; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, PINNACLE® and AVODERM®; and equine and the brands FARNAM®, BRONCO® and SUPER MASK®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 3,300 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company's SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including expectations for future favorable results are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:

  disruptions in the Company’s business; and increased costs and expenses associated with the Company’s change initiatives;
  seasonality and fluctuations in the Company’s operating results and cash flow;
  fluctuations in market prices for seeds and grains and other raw materials and the Company’s ability to pass through cost increases in a timely manner;
  adverse weather conditions;
  dependence on a small number of customers for a significant portion of our business;
  uncertainty about new product innovations and marketing programs; and
  competition in our industries

These risks and others are described in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share amounts) Unaudited

	December 27,	December 28,	September 27,
ASSETS	2014	2013	2014
Current assets:
Cash and cash equivalents	$79,588	$16,711	$78,676
Restricted cash	19,690	0	14,283
Short term investments	9,992	14,220	9,990
Accounts receivable (less allowance for doubtful accounts of $24,184, $20,547 and $25,212)	142,877	143,105	193,729
Inventories	399,936	427,439	326,386
Prepaid expenses and other	64,280	69,100	48,488
Total current assets	716,363	670,575	671,552

Land, buildings, improvements and equipment—net	163,546	187,138	166,849
Goodwill	208,233	205,756	208,233
Other intangible assets—net	87,061	78,856	87,997
Deferred income taxes and other assets	13,760	13,643	14,096
Total	$1,188,963	$1,155,968	$1,148,727

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$128,485	$120,548	$88,428
Accrued expenses	93,208	88,512	84,379
Current portion of long-term debt	50,289	73	291
Total current liabilities	271,982	209,133	173,098

Long-term debt	399,913	449,465	449,948
Other long-term obligations	42,212	38,867	39,228

Equity:
Common stock, $.01 par value: 12,220,627, 12,246,751 and 12,437,307 shares outstanding at December 27, 2014, December 28, 2013 and September 27, 2014	122	122	124
Class A common stock, $.01 par value: 36,445,726, 35,423,560 and 36,887,311 shares outstanding at December 27, 2014, December 28, 2013 and September 27, 2014	364	354	369
Class B stock, $.01 par value: 1,652,262 shares outstanding	16	16	16
Additional paid-in capital	393,494	390,991	396,586
Accumulated earnings	80,136	64,884	86,396
Accumulated other comprehensive income	670	1,527	1,232
Total Central Garden & Pet Company shareholders’ equity	474,802	457,894	484,723
Noncontrolling interest	54	609	1,730
Total equity	474,856	458,503	486,453
Total	$1,188,963	$1,155,968	$1,148,727

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts) (unaudited)

	Three Months Ended
	December 27, 2014	December 28, 2013
Net sales	$307,320	$290,521
Cost of goods sold and occupancy	219,339	210,780
Gross profit	87,981	79,741
Selling, general and administrative expenses	86,843	88,096
Income (loss) from operations	1,138	(8,355)
Interest expense	(10,503)	(12,217)
Interest income	71	13
Other expense	(368)	(168)
Loss before income taxes and noncontrolling interest	(9,662)	(20,727)
Income tax benefit	(3,969)	(7,915)
Loss including noncontrolling interest	(5,693)	(12,812)
Net income (loss) attributable to noncontrolling interest	4	(104)
Net loss attributable to Central Garden & Pet Company	$(5,697)	$(12,708)

Net loss per share attributable to Central Garden & Pet Company:
Basic and diluted	$(0.12)	$(0.26)

Weighted average shares used in the computation of net loss per share:
Basic and diluted	49,379	48,368

CONTACT:
Central Garden & Pet Company
Steve Zenker, 925-948-3657
VP of Investor Relations & Communications